Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-198986 and 333-201677

Free Writing Prospectus dated January 27, 2015

Video Storyboard: IPOs

At Fantex, an “initial public offering” (or IPO) is the first time that shares of any particular Fantex, Inc. tracking stock are sold to the public. Unlike traditional IPOs, which may be targeted primarily at institutional investors, Fantex IPOs are open to retail investors — meaning eligible individual investors have the opportunity to participate.

It’s free to open an account, and eligible investors may purchase as little as a single share at a price per share of $10.

There are a number of steps to successfully complete an IPO and the IPO process at Fantex typically goes like this:

Once Fantex, Inc. and an athlete agree to terms and a valuation of the athlete’s brand income, a brand contract is signed.  In exchange for a one-time payment to the athlete, Fantex, Inc. receives a percentage of the athlete’s future brand income. This means anytime the athlete earns brand income, he pays Fantex, Inc. a percentage of that income. The components and exclusion from of an athlete’s brand income are defined in the prospectus.

Fantex, Inc. then files a registration statement with the Securities and Exchange Commission.

This registration statement contains a prospectus that provides key information about the company, the athlete brand, the tracking stock, and risks involved. Prospective investors can review this filing at any time on Fantex dot com or the SEC’s website.

Next, Fantex opens reservations for those eligible investors interested in purchasing IPO shares.

A reservation is an indication of interest that simply tells us how many shares you’d like to buy.

While you can fund your account at any time, you don’t need to deposit any money in order to place a reservation.

Investors can visit the explore page on Fantex dot com to see which IPOs are currently open for reservations.

Prior to closing the reservation period, communications will be sent to investors announcing the last day to make a reservation and when existing reservations may be accepted. Until reservations are accepted, investors may withdraw their reservations.

Prior to the closing of the reservation period, interested investors need to fund their accounts in order to receive shares.

After reservations have been accepted, Fantex will allocate the IPO shares.

You’ll get an email confirming the number of shares you received based on your reservation.

After the IPO, the shares are deposited into your account, and the stock will open for trading typically on the next business day.

So that’s a wrap on our IPOs.  But you can’t start investing until you’re signed up.

Remember, the IPO is your first opportunity to own shares linked to cash flows of your favorite athlete’s brand.

Welcome to Fantex.  Thanks for watching.  If you have questions, call us anytime.

Email: support@fantex.com

Phone: 855-905-5050

Twitter: @fantexbrokerage